Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

ANADARKO E&P ONSHORE LLC

AS SELLER

AND

ENCORE ENERGY PARTNERS OPERATING LLC

AS PURCHASER

Executed on December 23, 2013

EXHIBITS

Exhibit A        Leases
Exhibit A-1        Wells and Allocated Values
Exhibit B        Conveyance
Exhibit D        Parent Company Guaranty

SCHEDULES

Schedule 4.1    Seller’s Knowledge
Schedule 4.7(a)    Litigation
Schedule 4.7(b)     Notice of Non-Compliance
Schedule 4.8     Taxes and Assessments
Schedule 4.9    Compliance with Laws
Schedule 4.10     Payments for Hydrocarbon Production
Schedule 4.11     Payout Balances
Schedule 4.12    Outstanding Capital Commitments
Schedule 4.13    Imbalances
Schedule 4.14    Material Contracts
Schedule 4.16    Preference Rights and Transfer Requirements
Schedule 6.4    Purchaser Press Release
Schedule 10.3    Suspense Funds

PURCHASE AND SALE AGREEMENT

This Agreement is executed on December 23, 2013, by and between ANADARKO E&P Onshore LLC, a Delaware limited liability company (“Seller”), and Encore Energy Partners Operating LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A.    Seller owns various non-operated wells and leasehold interest in the Pinedale and Jonah fields, more fully described in the exhibits hereto.
B.    Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.
C.    Capitalized terms used herein shall have the meaning ascribed to them in this Agreement as such terms are defined in the Definitions section attached as Appendix A hereto.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1
PURCHASE AND SALE

Section 1.1    Purchase and Sale.
At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the obligations attributable to the Assets.
Section 1.2    Assets.
As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest, real or personal, recorded or unrecorded, in and to the following (but excluding the Excluded Assets):
(a)    All of the oil and gas leases described on Exhibit A, subject to such depth limitations and other restrictions as may be set forth on Exhibit A (collectively, the “Leases”), together with all carried working interests and convertible interests and any other interests of a similar nature that are attributable to, or otherwise relate to, the interests described in Exhibit A, together with all right, title, and interest that Seller has in and to the Leases or the lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”);
(b)    All oil and gas wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including the interests in the wells shown on Exhibit A-1 attached hereto (the “Wells”);

(c)    All unitization, communitization and pooling declarations, orders and similar agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any Governmental Body having jurisdiction) to the extent they relate to any of the interests described in Exhibits A and A‑1 (collectively, the “Units”) (the Units, together with the Leases, Lands and Wells are hereinafter referred to as the “Properties”);
(d)    All contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, only to the extent applicable to the Properties, including but not limited to, operating agreements, unitization agreements, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the production of Hydrocarbons produced in association therewith from the Properties (hereinafter collectively referred to as “Contracts”), but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 6.6 and provided that “Contracts” shall not include the instruments constituting the Leases;
(e)    All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use primarily in connection with the operation of the Properties;
(f)    All Hydrocarbons produced from or attributable to the Leases, Lands, and Wells from and after the Effective Time, together with Imbalances associated with the Properties; and
(g)    All lease files; land files; well files; division order files; abstracts; title opinions; land surveys; non-confidential logs; maps; engineering data and reports; and other books, records, data, files, and accounting records and proprietary seismic and geologic data, including any interpretations, analyses and reports related thereto, in each case to the extent related primarily to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable Law, unless such restriction may be waived upon payment of a fee, and Purchaser has agreed to pay such fee, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto) except software or intellectual property used for the operation of the Assets and located on the Properties, (iii) attorney-client privileged communications and work product of Seller’s legal counsel (other than title opinions), (iv) reserve studies and evaluations and projections, and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions described in clauses (i) through (v), the “Records”); provided, however, that Seller may retain the originals of such Records as Seller has determined may be required for litigation, tax, accounting, and auditing purposes and provide Purchaser with copies thereof at Purchaser’s cost.
Section 1.3    Excluded Assets.
Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):

(a)    all corporate, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Seller pursuant to Section 1.2(g) and copies of any other Records retained by Seller pursuant to Section 1.5;
(b)to the extent not expressly included in Section 1.2(g), all logs, interpretive data, technical evaluations, technical outputs, reserve estimates and economic estimates;
(c)all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest attributable to periods prior to the Effective Time;
(d)all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;
(e)royalties, overriding royalties, and net profits interests;
(f)all right, title and interest of Seller in and to vehicles used in connection with the Assets;
(g)all rights, titles, claims and interests of Seller or any Affiliate of Seller to or under any policy or agreement of insurance or any insurance proceeds; except to the extent provided in Section 3.5; and
(h)any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller.
Section 1.4    Effective Time; Proration of Costs and Revenues.
(a)    Subject to Section 1.5, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., local time, where the respective Assets are located, on October 1, 2013 (the “Effective Time”), as described below.
(b)    Purchaser shall be entitled to all Hydrocarbon production from or attributable to the Leases, Units and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Seller shall be entitled to all Hydrocarbon production from or attributable to Leases, Units and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time. “Earned” and "incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards. “Property Costs” means all costs attributable to the ownership and operation of the Assets (including without limitation costs of insurance and ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets, but excluding, without limitation, liabilities, losses, costs, and expenses attributable to (i) Claims for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells or dismantle, abandon and salvage facilities, (iii) obligations to remediate any contamination of groundwater, surface water, soil, equipment or pipelines under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) gas balancing obligations except Imbalances existing as of the Effective Time and (vi) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, all of which are addressed in Article 10. For purposes of this Section 1.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under this Section 1.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connection into the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. Seller shall provide to Purchaser, no later than five (5) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment (as defined in Section 8.4(a)). Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before, and the number of days in the applicable period falling at or after, the Effective Time, except that Property Taxes measured by production shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.
Section 1.5    Delivery and Maintenance of Records.
(a)    Seller, at Purchaser’s cost, shall use reasonable efforts to deliver the Records (FOB Seller's office) to Purchaser within thirty (30) days following Closing. Seller may retain original Records of those items set forth in Section 1.2(g) and/or copies of any Records. If Seller elects to retain original files, Purchaser will be provided with copies of same, at Purchaser’s cost.

(b)    Purchaser, for a period of seven (7) years following Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense, and (iii) provide Seller, its Affiliates, and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any Indemnity Claim made under Section 10.4 of this Agreement for review and copying at Seller’s expense.

ARTICLE 2
PURCHASE PRICE

Section 2.1    Purchase Price.
The purchase price for the Assets (the “Purchase Price”) shall be Five Hundred Eighty-One Million Dollars ($581,000,000.00) adjusted as provided in Section 2.2.

Section 2.2    Adjustments to Purchase Price.
The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards:
(a)    Reduced by the aggregate amount of the following proceeds received by Seller between the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the “Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of Hydrocarbon production, gathering, processing and transportation costs and any Hydrocarbon production, severance, sales or excise Taxes not reimbursed to Seller by the purchaser of Hydrocarbon production) produced from or attributable to the Properties during the Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the Adjustment Period;
(b)    Reduced to the extent provided in Section 6.6 with respect to Preference Rights and Retained Assets;
(c)    (i) If Seller makes the election under Section 3.4(d)(i) with respect to a Title Defect, subject to the Individual Title Deductible and the Aggregate Title Deductible, reduced by the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing and (ii) increased by the Title Benefit Amount with respect to each Title Benefit, subject to the Individual Title Deductible and the Aggregate Title Deductible, for which the Title Benefit Amount has been determined prior to Closing;
(d)    Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are paid by Seller and incurred at or after the Effective Time (including any prepayments relating to the time period from and after the Effective Time), except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a);
(e)    Increased by the amount of merchantable Hydrocarbons stored in tanks and pipelines above the pipeline connection or upstream of the sales meter (as evidenced by tank straps and/or gauge sheets) attributable to the ownership and operation of the Assets that belong to Seller as of the Effective Time; and
(f)    Increased or reduced, as appropriate, by the aggregate amount of Imbalances reflected on Schedule 4.13 as of the Effective Time, multiplied by $3.00 per mcf;
(g)    Reduced by the amount required to pay working interests, royalties, overriding royalties and other interests held in suspense and not paid to Purchaser; and

(h)    Increased or reduced as agreed upon in writing by Seller and Purchaser or as otherwise provided in Section 8.4.
Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Purchaser shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(c) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and as such, Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.
Section 2.3    Code Section 1060.
Each party will comply with the allocation and reporting requirements of Section 1060 of the Internal Revenue Code, as amended (the “Code”), and the Treasury Regulations thereunder, to the extent applicable to the transactions under this Agreement.
Section 2.4    Deposit.
Concurrently with the execution of this Agreement, Purchaser has paid to Seller an earnest money deposit in an amount equal to ten percent (10%) of the Purchase Price (the "Deposit"). The Deposit shall accrue interest at the rate of two percent (2%) per annum and shall be applied with accrued interest against the Purchase Price if the Closing occurs or shall be otherwise distributed in accordance with the terms of this Agreement.
ARTICLE 3
TITLE MATTERS

Section 3.1    Seller’s Title.
(a)    Except for the special warranty of title referenced herein, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Purchaser hereby acknowledges and agrees that Purchaser’s sole remedy for any defect of title, shall be pursuant to such special warranty of title. The conveyance to be delivered by Seller to Purchaser shall be substantially in the form of Exhibit B hereto (the “Conveyance”) and contain a special warranty of Defensible Title by, through and under Seller but not otherwise to the Leases, Units and Wells shown on Exhibit A and Exhibit A‑1, subject to the Permitted Encumbrances, but shall otherwise be without warranty of title of any kind, express, implied or statutory or otherwise.
(b)    Purchaser shall not be entitled to protection under Seller’s special warranty of title in the Conveyance against any Title Defect reported under this Article 3 and/or any Title Defect disclosed to or known by Purchaser prior to the Title Claim Date.

(c)    Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Article 4, then Purchaser shall only be entitled to assert such matter (i) before Closing, as a Title Defect to the extent permitted by this Article 3, or (ii) after Closing, as a breach of Seller’s special warranty of title contained in the Conveyance to the extent permitted by this Section 3.1, and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

Section 3.2    Definition of Defensible Title.
As used in this Agreement, the term “Defensible Title” means that title of Seller with respect to the Units or Wells shown in Exhibit A-1 that, except for and subject to Permitted Encumbrances:
(a)    Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Unit or Well shown in Exhibit A-1 throughout the duration of the productive life of such Unit or Well (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit A-1 for such Unit or Well, except decreases in connection with those operations in which Seller may after the Effective Time be a non-consenting co-owner, decreases resulting from the establishment or amendment after the Effective Time of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and except as stated in such Exhibit A-1;
(b)    Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to any Unit or Well shown in Exhibit A-1 not greater than the “working interest” shown in Exhibit A-1 for such Unit or Well without increase throughout the productive life of such Unit or Well, except as stated in Exhibit A-1 and except increases resulting from contribution requirements with respect to non-consenting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and
(c)    Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects.
As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or working interest) that causes Seller not to have Defensible Title in and to the Units or Wells shown in Exhibit A‑1 as of the Effective Time. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition discovered by Seller after the date of this Agreement that operates to increase the Net Revenue Interest of Seller in any Unit or Well shown on Exhibit A-1, without causing a greater than proportionate increase in Seller’s working interest above that shown in Exhibit A-1 as the Effective Time. Notwithstanding the foregoing, the following shall not be considered Title Defects:

1.	defects based solely on (i) lack of information in Seller’s files, or (ii) references to a document(s) if such document(s) is not in Seller’s files;

2.	defects in the chain of title prior to January 1, 1950;

3.
defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that the action was not authorized and results in another party’s actual and superior claim of title to the relevant Property;

4.
defects based on failure to record Leases issued by any state or federal Governmental Body, or any assignments of such Leases, in the real property, conveyance or other records of the county in which such Property is located;

5.
defects based on a gap in Seller’s chain of title in the county records as to Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;

6.	defects that have been cured by applicable Laws of limitation or prescription;

7.
any delay in delivering an assignment earned under a farmout, participation or similar agreement unless Purchaser provides affirmative evidence that the farmor or other third party record title holder has refused to deliver such assignment; and

8.	defects disclosed to or known by Purchaser and/or its Affiliates prior to the execution of this Agreement.

Section 3.3    Definition of Permitted Encumbrances.
As used herein, the term “Permitted Encumbrances” means any or all of the following:
(a)    Royalties and any overriding royalties, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens does not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;
(b)    All Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that the net cumulative effect of such instruments does not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;
(c)    Preference Rights applicable to the Assets;
(d)    Third-party consent requirements and similar restrictions;
(e)    Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;
(f)    Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;
(g)    All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein if they are not required or customarily obtained prior to the sale or conveyance;

(h)    Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;
(i)    Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not commercially unreasonably interfere with the operation of the Assets and do not individually reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in Net Revenue Interest;
(j)    Calls on Hydrocarbon production under existing Contracts;
(k)    All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;
(l)    Any encumbrance on or affecting the Assets which is expressly assumed, bonded or paid by Purchaser at or prior to Closing or which is discharged by Seller at or prior to Closing;
(m)    Any matters shown on Exhibit A-1 and Schedule 4.7(a);
(n)    Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in Net Revenue Interest;
(o)    Imbalances associated with the Assets; and
(p)    Liens granted under applicable joint operating agreements.
Section 3.4    Notice of Title Defect Adjustments.

(a)    To assert a claim of a Title Defect, Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) on or before January 15, 2014 (the “Title Claim Date”). Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Units or Wells affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall be deemed to have waived its right to assert Title Defects under this Agreement of which Seller has not been given notice on or before the Title Claim Date provided, however, such waiver shall have no effect or limitation on the special warranty of title in the Conveyance. For purposes of this Agreement, the term “Allocated Value” shall mean the portion of the Purchase Price that has been allocated to a Unit or Well in Exhibit A‑1.

(b)    Seller shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Units or Wells affected, (iii) the Allocated Values of the Units or Wells subject to such Title Benefit and (iv) the amount by which the Seller reasonably believes the Allocated Value of those Units or Wells is increased by the Title Benefit, and the computations and information upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Title Claim Date.

(c)    Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing (the “Cure Period”), unless the parties otherwise agree, any Title Defects of which it has been advised by Purchaser.

(d)    In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, Seller shall, at its sole election, elect to:

(i)    subject to the Individual Title Deductible and the Aggregate Title Deductible, reduce the Purchase Price by an amount agreed upon ("Title Defect Amount") pursuant to Section 3.4(g) by Purchaser and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that the methodology, terms and conditions of Section 3.4(g) shall control any such determination;

(ii)    indemnify Purchaser against all liability, loss, cost and expense resulting from such Title Defect ;

(iii)    retain the entirety of the Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property; or

(iv)    if applicable, terminate this Agreement.

(e)    With respect to each Unit or Well affected by Title Benefits reported under Section 3.4(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Unit or Well caused by such Title Benefits, as determined pursuant to Section 3.4(h).

(f)    Section 3.4(d) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.4.

(g)    The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)    if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)    if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)    if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-1;

(iv)    if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; and

(v)    notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(h)    The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Unit or Well multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit A-1.
(i)    Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for individual Title Defects that do not exceed $50,000.00 (“Individual Title Deductible”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for Title Defects unless the amount of all such Title Defects, in the aggregate, excluding any Title Defects cured by Seller, exceeds a deductible in an amount equal to two percent (2%) of the Purchase Price (“Aggregate Title Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to Title Defects in excess of such Aggregate Title Deductible.
(j)    Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Purchaser for individual Title Benefits that do not exceed $50,000.00 (“Individual Title Deductible”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Purchaser for Title Benefits unless the amount of all such Title Benefits, in the aggregate, exceeds a deductible in an amount equal to two percent (2%) of the Purchase Price (“Aggregate Title Deductible”), after which point Seller shall be entitled to adjustments to the Purchase Price or other remedies only with respect to Title Benefits in excess of such Aggregate Title Deductible.

(k)    Seller and Purchaser shall attempt to agree on all Title Defect Amounts and Title Benefit Amounts prior to Closing. If Seller and Purchaser are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4. The Parties shall exchange their final proposed Title Defect Amounts or Title Benefit Amounts with respect to any unresolved Title Defects or Title Benefits. There shall be a single arbitrator, who shall be a title attorney with at least ten (10) year’s experience in oil and gas titles involving properties in the regional area in which the Properties are located, as selected by mutual agreement of Purchaser and Seller within fifteen (15) Business Days after the end of the Cure Period, and absent such agreement, by the Houston office of the American Arbitration Association (the “Title Expert”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Expert’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making a determination, the Title Expert shall be bound by the rules set forth in Sections 3.4(g) and 3.4(h) and may consider such other matters as in the opinion of the Title Expert are necessary or helpful to make a proper determination.

Section 3.5    Casualty or Condemnation Loss.
(a)    Purchaser shall assume all risk of loss with respect to, and any change in the condition of the Assets from the Effective Time until Closing for production of Hydrocarbons through normal depletion (including but not limited to the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear.
(b)    If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking exceeds five percent (5%) of the Purchase Price, Purchaser shall nevertheless be required to close and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by any casualty or taking to be repaired or restored to at least its condition prior to such casualty, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify Purchaser against any costs or expenses that Purchaser reasonably incurs to repair the Assets subject to any casualty or taking, or (iii) to treat such casualty or taking as a Title Defect with respect to the affected Property or Properties under Section 3.4. In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.
(c)    If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking is five percent (5%) or less of the Purchase Price, Purchaser shall nevertheless be required to close and Seller shall, at Closing, pay to Purchaser all sums paid to Seller by third parties by reason of such casualty or taking and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in unpaid awards, and other rights against third parties (other than Affiliates of Seller and its and their directors, officers, employees and agents) arising out of the casualty or taking. In addition, Seller shall make Purchaser as loss payee under the Seller's Oil Insurance Limited (OIL) insurance policy in accordance with this Section 3.5.

Section 3.6    Limitations on Applicability.

The right of Purchaser to assert a Title Defect under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice on or before the Title Claim Date. Thereafter, Purchaser’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and arise under, the Conveyance transferring the Assets from Seller to Purchaser.

Section 3.7    Government Approvals Respecting Assets.
(a)    Federal and State Approvals. Purchaser, within thirty (30) days after Closing, shall file for approval with the applicable government agencies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets. Purchaser further agrees promptly after Closing to take all other actions reasonably required of it by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use its reasonable commercial efforts to obtain the approval by such federal or state agencies, as applicable, of Seller’s assignment documents requiring federal or state approval in order for Purchaser to be recognized by the federal or state agencies as the owner of the Assets. Purchaser shall provide Seller with approved copies of the assignment documents and other state and federal transfer documents, as soon as they are available.
(b)    Title Pending Governmental Approvals. Until all of the governmental approvals provided for in Section 3.7(a) have been obtained, the following shall occur with respect to the affected portion of the Assets:
(i)    Seller shall continue to hold record title to the affected Leases and other affected portion of the Assets as nominee for Purchaser;
(ii)    Purchaser shall be responsible for all assumed obligations with respect to the affected Leases and other affected portion of the Assets as if Purchaser were the record owner of such Leases and other portion of the Assets as of the Effective Date; and
(iii)    Seller shall act as Purchaser’s nominee but shall be authorized to act only upon and in accordance with Purchaser’s instructions, and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected portion of the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser in writing.
(c)    Denial of Required Governmental Approvals. If the federal or state agency fails to grant approval within twenty-four (24) months after the Closing, Seller may continue to hold record title to the affected Leases and other affected Assets as Purchaser’s nominee or at Seller’s option it may terminate this Agreement and all its obligations hereunder as to the affected Leases and other affected portion of the Assets by giving sixty (60) days written notice to Purchaser. Upon such termination: (i) this Agreement shall be null and void and terminated as to the affected Leases and other affected portion of the Assets, (ii) Purchaser shall immediately reassign and return to Seller the assignment documents and any and all other documents, materials and data previously delivered to Purchaser with respect to the affected Leases and other affected portion of the Assets, and (iii) Seller shall pay to Purchaser the Allocated Value of the affected Property, without interest, less the proceeds of Hydrocarbon production received by Purchaser (which shall be retained by Purchaser as its sole property) net of all expenses, overhead, royalties, and costs of operations (including plugging and abandonment expenses but excluding mortgage interest and any burdens, liens, or encumbrances created by Purchaser which must be released prior to this payment) attributable to the affected Leases or other affected portion of the Assets from the Effective Date forward. In no event, however, shall Seller ever be required to reimburse Purchaser for any expenditures associated with workovers, recompletions, sidetracks, or the drilling, completion or plugging and abandonment of wells drilled or work performed by Seller.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.1    Generally.
(a)    Any representation or warranty qualified “to the knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the individuals listed on Schedule 4.1. “Actual knowledge” for purposes of this Agreement means information actually personally known by such individuals listed on Schedule 4.1.
(b)    Inclusion of a matter on a Schedule to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.
(c)    With respect to the representations and warranties of each Party contained in this Agreement, Seller shall have the right until five (5) Business Days before Closing to supplement or modify the Schedules (but not the Exhibits) with respect to matters that arise from circumstances first occurring after the Execution Date. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 7 have been fulfilled, the Schedules shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any supplement or modification thereto, but if the Closing shall occur, then all matters disclosed pursuant to any such supplement or modification at or prior to the Closing shall be taken into account.
(d)    The Parties agree and acknowledge that Exhibits A and A-1 to this Agreement may be incomplete or subject to revision prior to the Closing. As soon as practicable, but no later than five (5) Business Days prior to Closing, Seller may deliver to Purchaser a replacement for Exhibits A and A-1.
(e)    Subject to the foregoing provisions of this Section 4.1, the disclaimers and waivers contained in Sections 10.8 and 10.9 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Sections 4.2 through 4.18.

Section 4.2    Existence and Qualification.
Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in Wyoming.
Section 4.3    Power.
Seller has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
Section 4.4    Authorization and Enforceability.
The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.5    No Conflicts.
To Seller’s knowledge, subject to compliance with Preference Rights and Transfer Requirements, the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of formation or limited liability company agreement of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, (iv) violate any Laws applicable to Seller or any of the Assets, except for (a) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof and (b) any matters described in clauses (ii), (iii) or (iv) above which would not have a Material Adverse Effect.
Section 4.6    Liability for Brokers’ Fees.
Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 4.7    Litigation.
Except as set forth in: (a) Schedule 4.7(a), to Seller’s knowledge, no investigation, proceeding, action, suit, or other legal proceeding of any kind or nature before any Governmental

Body which could have a Material Adverse Effect is pending or, to Seller’s knowledge, threatened to which Seller is a party and which relates to the Assets; and (b) Schedule 4.7(b), to Seller’s knowledge, no notice in writing from any Governmental Body which could have a Material Adverse Effect has been received by Seller claiming any violation of or noncompliance with any Law with respect to the Assets (including any such Law concerning the conservation of natural resources).
Section 4.8    Taxes and Assessments.
With respect to all Taxes related to the Assets, to the knowledge of Seller, (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) relating to the Assets required to be filed by Seller with respect to such Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and (b) such Tax Returns are true and correct in all material respects, and (c) all Taxes reported on such Tax Returns have been paid, except those being contested in good faith.
To Seller’s knowledge, with respect to all Taxes related to the Assets, except as set forth on Schedule 4.8, (a) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (b) there are no administrative proceedings or lawsuits pending against the Assets or Seller by any taxing authority; and (c) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.
Section 4.9    Compliance with Laws.
Except as disclosed on Schedule 4.9, to the knowledge of Seller, the Assets are, and the operation of the Assets is, in compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof, except where the failure to so comply would not have a Material Adverse Effect. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section relating to any Environmental Liabilities or Environmental Law.
Section 4.10    Payments for Hydrocarbon Production.
Except as set forth on Schedule 4.10, to the knowledge of Seller, (a) all rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and/or payable by Seller to overriding royalty holders and other interest owners on or prior to the Effective Time under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, and (b) Seller is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.
Section 4.11    Payout Balances.
Schedule 4.11 is a complete and accurate list of the “payout” balances as provided by the operator of the Wells and Units listed on Exhibit A-1, as of October 29, 2013.

Section 4.12    Outstanding Capital Commitments.
As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Closing Date in excess of $50,000 other than those shown on Schedule 4.12.
Section 4.13    Imbalances.
To Seller’s knowledge, Schedule 4.13 accurately sets forth the latest available of Seller’s Imbalances provided by the operators, arising with respect to the Assets and, except as disclosed in Schedule 4.13 and except for Imbalances for production months subsequent to those disclosed on Schedule 4.13, (i) no Person is entitled to receive any material portion of the Seller’s Hydrocarbons produced from the Assets or to receive material cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) Seller is not obligated to deliver any material quantities of gas or to pay any material penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets, and (iii) Seller is not obligated to pay any material penalties or other material payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements.
Section 4.14    Contracts.
To the knowledge of Seller, Seller has paid its share of all costs payable by it under the contracts and agreements listed in Schedule 4.14, except those being contested in good faith. Schedule 4.14 sets forth all Contracts of the type described below to which Seller is a party and that relate to the Assets (collectively, the “Material Contracts”):
(a)    any Contract that can reasonably be expected to result in aggregate payments by or revenues to Seller of more than $250,000 (net to the interest of Seller) during the current or any subsequent fiscal year of Seller (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
(b)    any Hydrocarbons transportation and processing or similar Contract that is not terminable without penalty on 90 Days or less notice;
(c)    any Contract for the purchase, sale or exchange of any Hydrocarbons that is not terminable without penalty on 90 Days or less notice; or
(d)    any Contract with an Affiliate of Seller that will not be terminated prior to or in connection with the Closing.
Except as set forth on Schedule 4.14 and except for such matters that would not have a Material Adverse Effect, the Material Contracts are in full force and effect in accordance with their respective terms, there exist no material defaults thereunder by Seller, and no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract by Seller.

Section 4.15    Bankruptcy.
There are no bankruptcy, reorganization, or similar arrangement proceedings pending, or to Seller’s knowledge, being contemplated by or threatened against Seller or any Affiliate of Seller.
Section 4.16    Preference Rights and Transfer Requirements.

To Seller’s knowledge, Schedule 4.16 lists the Preference Rights and Transfer Requirements affecting the Assets.

Section 4.17    Environmental Matters.

To Seller’s knowledge, Seller has not received written notice from any Person of any release or disposal of any hazardous substance giving rise to any Environmental Liabilities concerning any land, facility, asset or property included in the Assets that: (i) interferes with or prevents compliance by Seller with any Environmental Law or the terms of any license or permit issued pursuant thereto and (ii) would have a Material Adverse Effect. Seller has not entered into, and is not subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Body that are in existence as of the date of this Agreement, and are based on any Environmental Laws, that relate to the future use of any of the Assets and that require any change in the present conditions of any of the Assets.

Section 4.18 Royalties.

To Seller’s knowledge, with respect to Seller’s ownership and operation of the Assets, Seller has paid all royalties due with respect to its interests in the Properties, or if not paid, is contesting such costs and royalties in good faith in the normal course of business.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 5.1    Existence and Qualification.
Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation; and Purchaser is duly qualified to do business as a foreign limited liability company in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Purchaser or its properties; and Purchaser is duly qualified to do business in Wyoming.
Section 5.2    Power.
Purchaser has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.3    Authorization and Enforceability.
The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.4    No Conflicts.
The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of formation or limited liability company agreement of Purchaser, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any Law applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a material adverse effect on Purchaser or the transactions contemplated hereby.
Section 5.5    Liability for Brokers’ Fees.
Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 5.6    Litigation.
There are no actions, suits or proceedings pending, or to the actual knowledge of Purchaser’s officers, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement.
Section 5.7    Financing.
Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing.

Section 5.8    Limitation.
Except for the representations and warranties expressly made by Seller in Article 4 of this Agreement, or in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser represents and acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (ii) Purchaser has not relied upon any oral or written information provided by Seller. Without limiting the generality of the foregoing, Purchaser represents and acknowledges that Seller has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets. Purchaser further represents and acknowledges that it is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties similar to the Properties and that it has had access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets.
Section 5.9    SEC Disclosure.
Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended and applicable state securities laws.
Section 5.10    Bankruptcy.
There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Purchaser.
Section 5.11    Qualification.
Purchaser is now, and hereafter shall continue to be, qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator. To the extent required by the applicable state and federal government, Purchaser currently has, and will continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of such leases.
ARTICLE 6
COVENANTS OF THE PARTIES

Section 6.1    Access.
Between the date of execution of this Agreement and continuing until five (5) Business Days prior to the Closing Date, Seller will give Purchaser and its representatives physical access to the Assets as well as access to the Records in Seller’s possession, for the purpose of conducting an investigation and title review of the Assets, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Such access by Purchaser shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the business of Seller. All information obtained by Purchaser and its representatives under this Section shall be subject to the terms of Section 10.4(b)(vi) and the terms of that certain confidentiality agreement between Seller and Purchaser dated October 21, 2013 (the "Confidentiality Agreement"). Purchaser acknowledges that its access to the Properties may be subject to releases or other agreements required by the operators of the Properties and compliance with the operator’s policies and procedures.
Section 6.2    Government Reviews.
Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each governmental agency as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby specifically including but not limited to the HSR Act, if applicable (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations, and (c) if applicable, request early termination or waiver of any applicable waiting period under the HSR Act. Each party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.
Section 6.3    Notification of Breaches.
Until the Closing,
(a)    Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.
(b)    Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.
(c)    If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 10.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 6.4    Public Announcements.
Until the Closing, neither party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other, except that Purchaser may issue a press release upon the execution of this Agreement substantially in the form set forth in Schedule 6.4; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates. At or after Closing, the content of any press release or public announcement shall be subject to the prior review and reasonable approval of Seller and Purchaser.
Section 6.5    Operation of Business.
Seller (i) shall cause the Properties to be operated and maintained in accordance with its past practices in all material respects, (ii) conduct their business, activities and practices with respect to such Properties in all material respects only in the ordinary course of business and consistent with past practice or as otherwise permitted by this Agreement, (iii) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, commit to any operation, or series of related operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of $150,000.00, proportionate to Seller’s working interest, or make any capital expenditures in excess of $150,000.00, proportionate to Seller’s working interest, or terminate, materially amend, execute or extend any material agreements affecting the Assets, (iv) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (v) will use commercially reasonable efforts to maintain in full force and effect all Leases, (vi) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any material Assets except for sales and dispositions of Hydrocarbon production and equipment made in the ordinary course of business consistent with past practices and (vii) will not commit to do any of the foregoing. Purchaser’s approval of any action restricted by this Section 6.5 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary in writing during that period. In the event of an emergency, Seller may take such action as a prudent owner would take and shall notify Purchaser of such action promptly thereafter.
Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability to Purchaser for the incorrect payment of delay rentals, royalties, shut-in payments or similar payments made during the period from the Effective Time to the Closing Date or for failure to make such payments through mistake or oversight (including Seller's negligence).
Purchaser acknowledges that Seller owns an undivided interest in the Assets and Purchaser agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 6.5 nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 6.5.

Section 6.6    Preference Rights and Transfer Requirements.
(a)    Purchaser’s purchase of the Assets is expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Prior to the Closing Date, Seller shall initiate all procedures which in Seller’s good faith judgment are reasonably required to comply with or obtain the waiver of the Preference Rights and Transfer Requirements set forth in Schedule 4.16 part 1 with respect to the transactions contemplated by this Agreement. Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.
(b)    The portion of the Purchase Price to be allocated to any Asset or portion thereof affected by a Preference Right (a “Preference Property”) or that becomes a Retained Asset shall be the portion of the Purchase Price allocated thereto in Exhibit A-1. If a Preference Property or a Retained Asset affects only a portion of a Property and a portion of the Purchase Price has not been allocated specifically to such portion of a Property in Exhibit A-1, then the portion of the Purchase Price to be allocated to such Preference Property or Retained Asset shall be determined in a reasonable manner taking into account the net acreage (or net acre feet, as appropriate) that the portion of such Property affected by such Preference Property or Retained Asset bears to the net acreage (or net acre feet, as appropriate) in the entire Property. Any Preference Property or Retained Asset that is a Property shall include a pro rata share of all of Seller’s right, title and interest in, to and under all equipment, Hydrocarbon production and Records included in the Assets that are directly related or attributable to such Preference Property or Retained Asset.
(c)    If the holder of a Preference Right who has been offered a Preference Property pursuant to Section 6.6(a) elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right, and Seller and Purchaser receive written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Preference Property pursuant to Section 6.6(b). If for any reason the purchase and sale of the Properties covered by a Preference Right which has been exercised by the holder thereof is not or cannot be consummated with the holder of the Preference Right in accordance with the agreement under which the applicable Preference Right arises, or the holder of the applicable Preference Right is unable to satisfy the conditions to closing contained therein, Seller shall promptly notify Purchaser and, if the Closing has not yet occurred, the affected Property shall be included in the Closing or, if the Closing has previously occurred, then within ten (10) Business Days after Purchaser’s receipt of such notice, the Parties shall conduct an additional closing whereby Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and accept from Seller, such Property pursuant to the terms of this Agreement and for the Allocated Value with respect to such Property in Exhibit A-1 (except “Closing Date” with respect to any such Property shall mean the date of assignment of such Property from the applicable Seller to Purchaser), subject to any Purchase Price adjustments consistent with this Agreement.
(d)    If
(i)    the time for election with respect to a Preference Right has not expired prior to the Closing Date and such Preference Right is not waived; or

(ii)    an Asset is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Asset, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date, then, unless otherwise mutually agreed by Seller and Purchaser, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the portion of the Purchase Price which is allocated to such Retained Asset pursuant to Section 6.6(b). Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which Seller complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies, all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section. At the delayed Closing, Purchaser shall pay Seller a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor).
(e)    Purchaser acknowledges that Seller desires to sell all of the Assets and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Preference Property unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties to Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby. Time is of the essence with respect to the parties’ agreement to consummate the sale of the Assets by the Closing Date (or by the delayed Closing Date pursuant to Section 6.6(d)).
Section 6.7    Tax Matters.
(a)    Subject to the provisions of Section 11.3, Seller shall be responsible for all Taxes related to the Assets (other than ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 1.4 and below) attributable to any period of time at or prior to the Closing Date, and Purchaser shall be responsible for all such Taxes related to the Assets attributable to any period of time after the Closing Date. Regardless of which party is responsible, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). Ad valorem, real property, personal property, severance, production, and similar Taxes attributable to the Properties (“Property Taxes”) shall be prorated as of the Effective Time (as determined pursuant to the following sentences), with the portion of Property Taxes attributable to the period ending immediately prior to the Effective Time being allocated to Seller, and the portion of Property Taxes attributable to the period beginning at the Effective Time being allocated to Purchaser. The Parties understand and agree that Property Taxes based on production during a calendar year, including any severance Taxes, shall be prorated based upon production before and at and after the Effective Time. Thus, for example, tax year

2013 taxes (as based on 2012 production) are solely the responsibility of Seller under this Section, and tax year 2014 taxes (based on 2013 production) shall be prorated based upon production before the Effective Time (which shall be the responsibility of Seller) and at and after the Effective Time (which shall be the responsibility of Purchaser). Seller shall file Tax Returns for tax year 2013 Property Taxes. The Parties further acknowledge that, absent the transfer of the Properties by Seller to Purchaser pursuant to the terms hereof, Seller would be permitted to recoup in the normal course of business a portion of Property Taxes based on production from the Properties that is attributable to interest owners on whose behalf Seller paid such Property Taxes, and that after such transfer Seller may be unable to exercise, or otherwise enforce, its rights with respect to such recoupment. Purchaser agrees to use its commercially reasonable efforts to recoup any such Property Taxes and shall cooperate with Seller, to the extent reasonably requested by Seller, in the recoupment of any such Property Taxes. All other Property Taxes (i.e., Property Taxes not based on production) shall be prorated based upon the percentage of the assessment period occurring before and after the Effective Time. Seller shall deliver to Purchaser within thirty (30) days of filing copies of all Tax Returns filed by Seller after the Closing Date relating to the Assets and any supporting documentation provided by Seller to taxing authorities, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes.
(b)    Purchaser agrees to cooperate (at no cost or liability to Purchaser) with Seller so that Seller’s transfer of the Assets to Purchaser shall, at Seller’s election, be accomplished in a manner enabling the transfer to qualify as a part of a like-kind exchange of property by Seller within the meaning of Section 1031 of the Code. If Seller so elects, Purchaser shall reasonably cooperate with Seller to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller reasonably requests in order to pay the Purchase Price in a manner which enables such transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, and Purchaser agrees that Seller may assign its rights (but not its obligations) under this Agreement to a qualified intermediary as defined in Treasury Regulations Section 1.1031(k) – 1(g)(4)(iii) under United States Treasury Regulations, to qualify the transfer of the Assets as a part of a like-kind exchange of property within the meaning of Section 1031 of the Code.
Section 6.8    NORM, Wastes and Other Substances.
Purchaser acknowledges that the Assets have been used for exploration, development, and production Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets. equipment and sites included in the Assets may contain asbestos, hazardous substances, or NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain NORM and other wastes or hazardous substances. NORM containing material and/or other wastes or hazardous substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, hazardous substances, and NORM from the Assets.
Section 6.9    Further Assurances.
After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
Section 6.10    Parent Company Guaranty.
On or before Closing, Purchaser shall provide Seller with a Parent Company Guaranty in a form substantially similar to that attached as Exhibit D acceptable to Seller as to obligation and guarantor.
Section 6.11    Audit Rights.
Purchaser, at Purchaser’s expense, may engage an auditing firm to conduct an audit of the revenues and expenses of Seller attributable to the Assets for the period of up to three (3) calendar years prior to the Effective Time through the Closing Date. Seller agrees, from the date of this Agreement until one hundred eighty (180) days after Closing, that Seller will cooperate and assist such auditors, including making available (at Purchaser’s sole cost and expense) books, records and personnel of Seller reasonably requested by such auditing firm; provided, however, that in no event shall Seller or its Affiliates be required to provide any representation letters to any Person as a result of its obligations under this Section 6.11; and provided further, however, that nothing in this Section 6.11 shall require any such cooperation or assistance on the part of Seller to the extent it would interfere unreasonably with the business or operations of Seller.
Section 6.12    Litigation.
Purchaser acknowledges that certain of the Assets are subject to the outcome of the litigation disclosed on Schedule 4.7 and that, inter alia, the proceeds of production from, and the interests of Sellers in, the Properties that are subject of such litigation may be reduced.
ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1    Conditions of Seller to Closing.
The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:
(a)    Representations. The representations and warranties of Purchaser set forth in Article 5 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date;
(b)    Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
(c)    Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; and

(d)    Adjustments. The adjustments to the Purchase Price on account of the sum of all Title Defects discovered prior to the Closing, plus the aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain that shall have been made, shall be less than twenty percent (20%) of the Purchase Price; and

(e)    HSR Act. Any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise).
Section 7.2    Conditions of Purchaser to Closing.
The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:
(a)    Representations. The representations and warranties of Seller set forth in Article 4 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not have a Material Adverse Effect;
(b)    Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
(c)    Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;
(d)    Adjustments. The adjustments to the Purchase Price on account of the sum of all Title Defects discovered prior to the Closing, plus the aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain that shall have been made, shall be less than twenty percent (20%) of the Purchase Price; and

(e)    HSR Act. Any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise).
ARTICLE 8
CLOSING

Section 8.1    Time and Place of Closing.
(a)    Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Seller located at 1201 Lake Robbins Dr, The Woodlands, TX 77380, at 10:00 a.m., local time, on January 31, 2014 or if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the parties under Article 9.

(b)    The date on which the Closing occurs is herein referred to as the “Closing Date.”
Section 8.2    Obligations of Seller at Closing.
At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, the following:
(a)    the Conveyance and official forms for transfer of state and federal leases, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;
(b)    letters-in-lieu of transfer orders covering the Assets, duly executed by Seller; and
(c)    a certificate duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled.
(d)    one (1) original executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code.
(e)    releases of any liens created by Seller on the Properties, executed in recordable form, in form and substance reasonably agreeable to Purchaser.
Section 8.3    Obligations of Purchaser at Closing.
At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, the following:
(a)    a wire transfer of the Closing Payment in same-day funds;
(b)    the Conveyance and official forms for transfer of state and federal leases, duly executed by Purchaser;
(c)    letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;
(d)    a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled; and
(e)    a duly executed original of the Parent Company Guaranty described in Section 6.10.
Section 8.4    Closing Payment & Post-Closing Purchase Price Adjustments.
(a)    Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments provided for in this Agreement and application of the Deposit. The estimate delivered in accordance with this Section 8.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).

(b)    Within one hundred twenty (120) days after the Closing Date, Seller will prepare and deliver to Purchaser, in accordance with customary industry accounting practices, (i) the “Final Settlement Statement,” setting forth each adjustment to or payment that was not reflected in, or was estimated for purposes of, the preliminary settlement statement and showing the calculation thereof and (ii) reasonable backup documentation to verify the accuracy of the Final Settlement Statement. Within thirty (30) days after receipt of the Final Settlement Statement, Purchaser shall deliver to Seller a written report containing all of the changes (including explanations therefor) that Purchaser proposes to be made to the Final Settlement Statement. If Purchaser does not deliver a written report to Seller within such 30-day period, the Final Settlement Statement shall be deemed correct. The Parties shall reasonably agree with respect to the changes proposed, if any, no later than thirty (30) days after Seller’s delivery of the proposed Final Settlement Statement to Purchaser. Any amounts owed as a result of the Final Settlement Statement shall be paid within fifteen (15) Business Days after the date when the amounts are agreed upon by the Parties, are deemed correct as provided above or the Parties receive the decision of the Accounting Expert, and the amounts included in the Final Settlement Statement shall be final and binding between the Parties and not subject to further audit or other legal proceeding.
(c)    If the Parties are unable to resolve any dispute concerning the Final Settlement Statement, each Party shall have the right to submit its final position regarding the Final Settlement Statement to expert determination pursuant to this Section 8.4. Any such expert determination shall be commenced, if at all, no later than sixty (60) days after Purchaser’s receipt of the Final Settlement Statement.
(d)    The Accounting Expert shall be KPMG LLP (the “Accounting Expert”).
(e)    In the event the Accounting Expert named in Section 8.4(d) is unavailable due to death, disability or incapacity, or is unwilling to serve as the Accounting Expert, then the Parties shall endeavor to mutually agree on an alternate Person to serve as the Accounting Expert within ten (10) Business Days after receiving notice that the initial Accounting Expert is unavailable or unwilling to serve. If the Parties cannot so agree, then the Parties shall request that the CPR select an Accounting Expert who the Parties acknowledge and agree is a neutral accountant that does not represent and has not recently represented either Party and who has at least 10 years of experience in oil and gas acquisition and divestiture accounting.
(f)    Within ten (10) Business Days after the selection of the Accounting Expert, the Parties shall provide to the Accounting Expert the following materials:
(i)    The list of disputed amounts, each Party’s final proposal with respect to each disputed amount under Section 8.4(c), and each Party shall provide such evidence as its deems appropriate to support its position with respect to each disputed amount; and
(ii)    Article 2 and this Article 8 together with any definitions of terms used in such Articles and Sections, but no other provisions of this Agreement.
(g)    The Accounting Expert, once appointed, shall have no ex parte communications with any Party concerning the determination required hereunder. All communications between any Party and the Accounting Expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting in Denver, Colorado, to which the representatives of both Parties have been invited and of which such parties have been provided at least five days’ notice.
(h)    The Accounting Expert shall make its determination and provide to the Parties written findings within 30 days after it has received the materials under Section 8.4 (f). The decision of the Accounting Expert shall be final, binding on the Parties and non-appealable and shall be limited to awarding only the final proposal of one Party or the other Party with respect to each disputed amount (as exchanged by the Parties under Section 8.4(c). The Accounting Expert shall make a separate determination with respect to each disputed amount submitted and shall provide a detailed written finding supporting such determination in accordance with Section 8.4(j).
(i)    Each Party shall each bear its own legal fees and other costs of preparing and presenting its case. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Accounting Expert, including any costs incurred by the Accounting Expert that are attributable to the consultation of any third party.
(j)    The written finding of the Accounting Expert will set forth the Accounting Expert’s finding as to each disputed amount, including the Accounting Expert’s rationale for the award.
(k)    The Accounting Expert shall act as an expert for the limited purpose of determining the specific matters disputed and shall not act as an arbitrator and may not award damages, interest or penalties to either Party with respect to any matter. The Parties intend that the procedures set forth in this Section 8.4 shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act, and that the provisions of this Section 8.4 shall be specifically enforceable.
(l)    Neither Party shall be entitled to conduct discovery of the other Party in connection with the determinations and proceeding set forth in this Section 8.4. In making its findings, the Accounting Expert shall be bound by and shall resolve any dispute in accordance with the substantive law of the State of Wyoming and federal law as enunciated by the federal courts situated in the Tenth Circuit, except that the Accounting Expert shall not be bound by the rules of evidence and may consider any documentation it determines is relevant and credible.
(m)    All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Anadarko E&P Onshore LLC for the credit of Seller or to such other bank and account as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.
ARTICLE 9
TERMINATION

Section 9.1    Termination.
Unless terminated earlier pursuant to other provisions provided herein, this Agreement may be terminated at any time prior to Closing: (i) by the mutual prior written consent of Seller and Purchaser; (ii) by Seller if the conditions in Section 7.1 are not satisfied on the Closing Date; (iii) by Purchaser if the conditions in Section 7.2 are not satisfied on the Closing Date; or (iv) by Seller or Purchaser, if Closing has not occurred on or before February 17, 2014. A Party shall not have the right to terminate this Agreement under this Section 9.1 if it is then in breach of this Agreement.
Section 9.2    Effect of Termination.
If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.6, 5.5, 6.4, 9.3, 10.4(b)(vi), 10.8, 10.9, 11.6, 11.12 and 11.15 of this Agreement all of which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, except as provided in Section 9.3, the termination of this Agreement under Section 9.1(i) or 9.1(ii) shall not relieve any party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing. In the event this Agreement terminates under Section 9.1(i) or 9.1(ii) because a Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, then the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled, except as provided in Section 9.3.
Section 9.3    Distribution of Deposit Upon Termination.
(a)    If Seller terminates this Agreement (i) because Purchaser wrongfully fails to tender performance at Closing; or (ii) as the result of any default or breach by Purchaser of Purchaser's obligations hereunder, and Seller is ready to tender performance at Closing and is not in default or breach of this Agreement, then Seller may retain the Deposit plus accrued interest as liquidated damages, free of any claims by Purchaser or any other Person with respect thereto. Purchaser’s failure to close shall not be considered wrongful if Purchaser has validly terminated this Agreement under Section 9.1(iii) or Section 9.1(iv) (provided in the case of termination pursuant to Section 9.1(iv) that Purchaser has not wrongfully failed to tender performance). The remedy set forth herein shall be Seller’s sole and exclusive remedy for Purchaser’s failure to close the transactions described in this Agreement and Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Purchaser’s failure to close. It is expressly stipulated by the parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the parties of such damages.
(b)    If this Agreement is terminated for any reason other than the reasons set forth in Section 9.3(a), then Seller shall deliver the Deposit plus accrued interest to Purchaser within five (5) Business Days following such termination, free of any claims by Seller or any other Person with respect thereto, and neither Party shall have any right or remedy against the other Party as a result of such termination; provided, however, that the provisions of Sections 4.6, 5.5, 6.4, 9.2, 10.4(b)(vi), 10.8, 10.9, 11.6, 11.12 and 11.15 of this Agreement shall continue in full force and effect.

ARTICLE 10
POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 10.1    Receipts.
Except as otherwise provided in this Agreement, any Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 8.4(b) shall be treated as follows: (a) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller (and not accounted for in the Final Settlement Statement), Seller shall fully disclose, account for and remit the same promptly to Purchaser, and (b) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 1.4 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser (and not accounted for in the Final Settlement Statement), Purchaser shall fully disclose, account for and remit the same promptly to Seller.
Section 10.2    Expenses.
Except as otherwise provided in this Agreement, any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 8.4(b) shall be treated as follows: (a) all Property Costs for which Seller is responsible under Section 1.4 shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for (to the extent not accounted for in the Final Settlement Statement) and hold Purchaser harmless from and against same; and (b) all Property Costs for which Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for (to the extent not accounted for in the Final Settlement Statement) and hold Seller harmless from and against same. Seller is entitled to resolve all joint interest audits and other audits of Property Costs (including Property Taxes) covering periods for which Seller is in whole or in part responsible, provided that Seller shall not agree to any adjustments to previously assessed costs for which Purchaser is liable without the prior written consent of Purchaser, such consent not to be unreasonably withheld. Seller shall provide Purchaser with a copy of all applicable audit reports and written audit agreements received by Seller and relating to periods for which Purchaser is partially responsible.
Section 10.3    Assumed Seller Obligations.
Without limiting Purchaser’s rights to indemnity under this Article 10, on the Closing Date Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged), regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, including but not limited to obligations to (i) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (ii) comply with the terms of the Amended Gas

Gathering and Conditioning Agreement (K8605) dated October 1, 2009 between Mountain Gas Resources LLC and Lance Oil and Gas Company, Inc. as it relates to the NGL Purchase Agreement dated November 22, 2013 between Seller and Anadarko Energy Services Company, (iii) pay working interests, royalties, overriding royalties and other interests held in suspense to the extent set forth in Schedule 10.3, (iv) pay its share of the costs to properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, drilled on the Properties or otherwise pursuant to the Assets, (v) pay its share of the costs to replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (vi) pay its share of the costs to dismantle, salvage and remove any equipment, structures, materials, platforms, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties or otherwise pursuant to the Assets, (vii) pay its share of the cost to clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, (viii) pay its share of the costs to remediate any contamination of groundwater, surface water, soil, equipment or pipelines under applicable Environmental Laws, and (ix) perform all obligations applicable to or imposed on the lessee or owner under the Leases and related contracts, or as required by applicable Laws (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that Purchaser does not accrue any rights or assume any obligations or liabilities of Seller to the extent that they are the continuing responsibility of the Seller under Sections 10.1 and 10.2. or with respect to which Purchaser is entitled to indemnification from Seller under this Agreement.
Section 10.4    Indemnities.
(a)    Definitions.
“Claim” or “Claims” means, unless specifically provided otherwise, all claims (including, but not limited to, those for damage to property, bodily injury and death, personal injury, illness, disease, maintenance, cure, loss of parental and spousal consortium, wrongful death, loss of support, and wrongful termination of employment), damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions for indirect, consequential, punitive and exemplary damages), obligations, costs (including payment of all reasonable attorneys’ fees and costs of litigation), judgments, interest, and awards or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings, investigation by a Governmental Body or otherwise, or conditions in the premises of or attributable to any Person or Persons or any party or parties, breach of representation or warranty (expressed or implied), under any theory of tort, contract, breach of contract (including any Claims which arise by reason of indemnification or assumption of liability contained in other contracts entered into by an Indemnified Party hereunder), at law or in equity, under statute, or otherwise, arising out of, or incident to or in connection with this Agreement or the ownership or operation of the Assets.
The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:
THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, OR OTHERWISE), STRICT LIABILITY, OR OTHER FAULT OF PURCHASER INDEMNITEES, SELLER INDEMNITEES, INVITEES AND/OR THIRD

PARTIES, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER; AND/OR
A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER’S PROPERTY OR SELLER’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES.
(b)    Purchaser Indemnity Obligation. Subject only to Section 10.4(c) and the limitations contained in Section 10.7, Purchaser shall be responsible for and indemnify, defend, release and hold harmless Seller Indemnitees from and against all Claims caused by, arising out of or resulting from:
(i)    the Assumed Seller Obligations, REGARDLESS OF FAULT;
(ii)    the ownership, use or operation of the Assets from and after the Effective Time, REGARDLESS OF FAULT;
(iii)    Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article 6, REGARDLESS OF FAULT;
(iv)any breach of any representation or warranty made by Purchaser contained in Article 5 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(d), REGARDLESS OF FAULT;
(v)    Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, REGARDLESS OF FAULT; and
(vi)    Purchaser Indemnitees’ access under Section 6.1, or otherwise, to the Assets, the Records and other related activities or information prior to the Closing, REGARDLESS OF FAULT.
(c)    Seller Indemnity Obligation. Seller shall be responsible for and indemnify, defend, release and hold harmless Purchaser Indemnitees from and against all Claims caused by, arising out of or resulting from:
(i)    the ownership, use or operation of the Excluded Assets;

(ii)    Seller’s breach of any of Seller’s covenants or agreements contained in Article 6;

(iii)    any breach of any representation or warranty made by Seller contained in Article 4 of this Agreement or confirmed in the certificate delivered by Seller at Closing; and

(iv)    Claims (A) arising from Seller’s gross negligence or willful misconduct prior to the Effective Time; (B) relating to any personal injury or death arising from or attributable to any event occurring prior to the Effective Time; (C) relating to amounts owed to Seller’s employees, officers, directors or Affiliates prior to the Effective Time; or (D) arising from or attributable to any pending or threatened litigation against Seller as of the Closing Date, except that the indemnification in provision (D) shall not apply to the any amounts owed as a result of a judgment or order in the litigation disclosed on Schedule 4.7 that are attributable to proceeds of production for periods after the Effective Time or a reduction in the interest owned in a Property as a result of such judgment or order and (2) the portion of attorneys’ fees and expenses for motions or other proceedings filed in such litigation that relate to periods after the Effective Time; provided, that, for avoidance of doubt, the indemnification in provision (D) shall apply to any amounts owed as a result of any pending motion, judgment, order, appeal or other proceeding in the litigation disclosed on Schedule 4.7 that are attributable to proceeds of production for, or disallowed expenses relating to, periods before the Effective Time.
(d)    Additional Provisions.
It is the intention of the parties that this Article 10 shall govern the allocation of risks and liabilities between Purchaser and Seller except to the extent that it is expressly stated (whether elsewhere in this Article 10 or in some other Article hereof) that the provisions of such other Article (or part thereof) shall control over the terms of all or part of this Article 10.
Notwithstanding anything to the contrary contained in this Agreement, this Section 10.4 contains the parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the parties contained in Articles 4, 5 and Sections 6.1, 6.2, 6.3, 6.4 and 6.5 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each party at Closing pursuant to Sections 8.2(c) or 8.3(d), as applicable.
Claims for Property Costs shall be exclusively handled pursuant to the Purchase Price adjustments in Section 2.2, and pursuant to Section 10.2, and shall not be subject to indemnification under this Section 10.4.
In connection with Purchaser Indemnitees’ access to the Assets prior to Closing, the parties acknowledge that such access may be subject to boarding agreements, releases or other agreements required by Seller or the operator of non-Seller Operated Properties. In the event of a conflict between the provisions of such agreements and Section 10.4(b)(vi) of this Agreement, Section 10.4(b)(vi) of this Agreement shall control.
Section 10.5    Indemnification Actions.
All claims for indemnification under Section 10.4 shall be asserted and resolved as follows:
(a)    For purposes of this Article 10, the term “Indemnifying Party” shall mean the party or parties having an obligation to indemnify another party or parties pursuant to the terms of this Agreement. The term “Indemnified Party” shall mean the party or parties having the right to be indemnified by another party or parties pursuant to the terms of this Agreement.
(b)    To make a claim for indemnification (“Indemnity Claim”) under Section 10.4, and/or any other Article (or part thereof) expressly stating that it controls over the terms of this Article 10, an Indemnified Party shall notify the Indemnifying Party in writing of its Indemnity Claim, including the specific details of and specific basis under this Agreement for its Indemnity Claim (the “Claim Notice”). The Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 10.5 shall not relieve the Indemnifying Party of its obligations under Section 10.4 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the Indemnity Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.
(c)    The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the relevant Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(d)    If the Indemnifying Party admits its liability to indemnify the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 10.5(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim, or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity). For avoidance of doubt, the provisions of this paragraph (d) shall apply to indemnification for the proceedings in Doyle Hartman, et. al., Plaintiffs v. Lance Oil & Company, et. al. and any related cases.
(e)    If the Indemnifying Party does not admit its liability to indemnify the Indemnified Party or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.
Section 10.6    Release.
(a)    EFFECTIVE WITH CLOSING, PURCHASER RELEASES, REMISES AND FOREVER DISCHARGES SELLER INDEMNITEES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST

SELLER INDEMNITEES, INCLUDING WITHOUT LIMITATION CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED, REGARDLESS OF FAULT BUT EXCLUDING MATTERS FOR WHICH PURCHASER IS ENTITLED TO INDEMNITY FROM SELLER.
(b)    Purchaser covenants and agrees that it will not attempt to avoid the effect of the release made by it hereinabove by later arguing that at the time of the release it did not fully appreciate the extent of any such Claims, including without limitation, Claims arising under Environmental Laws.
Section 10.7    Limitation on Actions.
(a)    The representations, warranties, covenants and agreements provided for in this Agreement shall survive Closing and terminate six (6) months after Closing except that Sections 4.5, 4.6, 5.5 and 5.10 and covenants and agreements contemplated to be complied with or performed following the Closing shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide Claim asserted pursuant to this Agreement with respect to the breach of such a representation, warranty, covenant or agreement on or before its expiration date.
(b)    The indemnities in Sections 10.4(b)(iii), 10.4(b)(iv), 10.4(c)(ii) and 10.4(c)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to Claims asserted pursuant to this Agreement with respect to the breach of such representation, warranty, covenant or agreement on or before such termination date. Purchaser’s indemnities in Sections 10.4(b)(i), 10.4(b)(ii), 10.4(b)(v), and 10.4(b)(vi) shall continue without time limit.
Section 10.8    Disclaimers.
(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(c), OR IN THE CONVEYANCE, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).
(b)    EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4 OF THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(c), OR IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF

THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.
(c)    SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.
Section 10.9    Waiver of Deceptive Trade Practices Act.
(a)    It is the intention of the parties that Purchaser's rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices – Consumer Protection Act, Tex. Bus. & Com. Code Ann. §17.41 et seq. (the "DTPA"). As such, Purchaser hereby waives the applicability of the DTPA and the to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA , whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, Purchaser does not waive §17.555 of the DTPA. Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $25 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.
(b)    Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.
Section 10.10    Recording.
As soon as practicable after Closing, Purchaser shall record the Conveyance in the appropriate counties and/or parishes and provide Seller with copies of all recorded or approved instruments.
The conveyance in the form attached as Exhibit B is intended to convey all of the Properties being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a governmental entity are conveyed under the Conveyance and also are described and covered other separate assignments made by Seller to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyance attached as Exhibit B. Further, such assignments shall be deemed to contain the special warranty of title of Seller and all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.
ARTICLE 11
MISCELLANEOUS

Section 11.1    Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
Section 11.2    Notice.
All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:            Anadarko E & P Onshore LLC
1201 Lake Robbins Dr
The Woodlands, TX 77380
Attn:     Joe Carroll
Phone: (832) 636-3088
E-mail:    joe.carroll@anadarko.com

Anadarko E & P Onshore LLC
1099 18th Street, Suite 1800
Denver, Colorado 80202
And            Attn: Susan Aldridge
Phone: (720) 929-6505
Email: susan.aldridge@anadarko.com

If to Purchaser:        Encore Energy Partners Operating LLC
                5847 San Felipe, Suite 3000
                Houston, Texas 77057
                Attention: Mark Carnes
                Phone: 832-327-2206
Email:    mcarnes@vnrllc.com

With a copy to:        Doherty & Doherty LLP
1717 St. James Place, Suite 520
Houston, Texas 77057
Attention: J. Patrick Doherty
                Phone: 713-572-1163
Email:    Pat@Doherty-law.com

Either party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.
Section 11.3    Sales or Use Tax Recording Fees and Similar Taxes and Fees.
Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. Seller will determine, and Purchaser agrees to cooperate with Seller in determining, sales tax, if any, that is due in connection with the sale of Assets and Purchaser agrees to pay any such tax to Seller at Closing. If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.

Section 11.4    Expenses.
Except as provided in Section 11.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.
Section 11.5    Replacement of Bonds, Letters of Credit and Guarantees.
The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller with Governmental Bodies and relating to the Assets may be transferable to Purchaser. Promptly following Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or to consummate the transactions contemplated by this Agreement.
Section 11.6    Governing Law and Venue.
THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WYOMING WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN COLORADO DISTRICT COURT FOR THE CITY AND COUNTY OF DENVER OR FEDERAL COURT LOCATED IN DENVER, COLORADO, AND EACH PARTY IRREVOCABLY AGREES THAT ALL DISPUTES PERMITTED TO BE COMMENCED IN COURT SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
Section 11.7    Captions.
The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
Section 11.8    Waivers.
Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.9    Assignment.
Subject to Section 6.7(b), no party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party and any assignment or delegation made without such consent shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 11.10    Entire Agreement.
The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.
Section 11.11    Amendment.
(a)    This Agreement may be amended or modified only by an agreement in writing executed by both parties.
(b)    No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.
Section 11.12    No Third-Party Beneficiaries.
Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any Claims, remedy or right of any kind, except as to those rights expressly provided to Seller Indemnitees and Purchaser Indemnitees (provided, however, any claim for indemnity hereunder on behalf of a Seller Indemnitee or a Purchaser Indemnitee must be made and administered by a party to this Agreement).
Section 11.13    References.
In this Agreement:
(a)    References to any gender includes a reference to all other genders;
(b)    References to the singular includes the plural, and vice versa;
(c)    Reference to any Article or Section means an Article or Section of this Agreement;
(d)    Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;
(e)    Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

(f)    “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.
Section 11.14    Construction.
Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.
Section 11.15    Limitation on Damages
Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each party expressly waives for itself and on behalf of its Affiliates, any and all Claims it may have against the other party for its own such damages in connection with this Agreement and the transactions contemplated hereby.
Section 11.16    Conspicuousness.
The parties agree that provisions in this Agreement in "bold" type satisfy any requirements of the "express negligence rule" and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.
Section 11.17    Severability.
If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.
Section 11.18    Time of Essence.
Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER:		PURCHASER:
ANADARKO E&P ONSHORE LLC		ENCORE ENERGY PARTNERS OPERATING LLC

By:	/s/ Robert Abendschein	By:	/s/ Scott W. Smith
Name:	Robert Abendschein	Name:	Scott W. Smith
Title:	VP Corporate Development	Title:	President & CEO

APPENDIX A
DEFINITIONS

“Accounting Expert” has the meaning set forth in Section 8.4(d).
“Adjustment Period” has the meaning set forth in Section 2.2(a).
“Adjusted Purchase Price” means the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.
"AFE" means authority for expenditure.
“Affiliates” with respect to any Person, means any person that directly or indirectly controls, is controlled by or is under common control with such Person.
“Agreement” means this Purchase and Sale Agreement.
“Aggregate Title Deductible” has the meaning set forth in Section 3.4(i).

“Allocated Value” has the meaning set forth in Section 3.4(a).

“Assets” has the meaning set forth in Section 1.2.

“Assumed Seller Obligations” has the meaning set forth in Section 10.3.
“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.
“Claim” or “Claims” has the meaning set forth in Section 10.4(a).
“Claim Notice” has the meaning set forth in Section 10.5(b).
“Closing” has the meaning set forth in Section 8.1(a).
“Closing Date” has the meaning set forth in Section 8.1(b).
“Closing Payment” has the meaning set forth in Section 8.4(a).
“Code” has the meaning set forth in Section 2.3.
“Confidentiality Agreement” has the meaning set forth in Section 6.1.
“Contracts” has the meaning set forth in Section 1.2(d).
“Conveyance” has the meaning set forth in Section 3.1(a).
“CPR” means the Institute for Conflict Prevention and Resolution.
“Cure Period” has the meaning set forth in Section 3.4(c).

“Defensible Title” has the meaning set forth in Section 3.2.
“Deposit” has the meaning set forth in Section 2.4.
"DTPA" has the meaning set forth in Section 10.9
“Effective Time” has the meaning set forth in Section 1.4(a).
“Environmental Laws” means, as the same may have been amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.
“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Effective Time.
“Excluded Assets” has the meaning set forth in Section 1.3.
“Execution Date” means the date on the first page of this Agreement.
“Final Settlement Statement” has the meaning set forth in Section 8.4(b).
“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.
"HSR Act" means the Hart-Scott Rodino Antitrust Improvements Act of 1976.
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

“Imbalance” or “Imbalances” means over-production of Hydrocarbons or under-production of Hydrocarbons or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production of Hydrocarbons or under-production of Hydrocarbons or over-deliveries or under-deliveries arise at the platform, wellhead, pipeline, gathering system, transportation or other location.
“Indemnified Party” has the meaning set forth in Section 10.5(a).
“Indemnifying Party” has the meaning set forth in Section 10.5(a).
“Indemnity Claim” has the meaning set forth in Section 10.5(b).
“Individual Title Deductible” has the meaning set forth in Section 3.4(i).

“Lands” has the meaning set forth in Section 1.2(a).
“Laws” means all statutes, laws, rules, regulations, ordinances, orders, and codes of Governmental Bodies.
“Leases” has the meaning set forth in Section 1.2(a).
“Material Adverse Effect” means any effect that is material and adverse to the ownership, operation or value of the Assets, taken as a whole, and as currently operated; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (iv) any effect resulting from a change in Laws or regulatory policies.
“Material Contracts” has the meaning set for in Section 4.14.
“Net Revenue Interest” has the meaning set forth in Section 3.2(a).
"NORM" means naturally occurring radioactive material.
“Permitted Encumbrances” has the meaning set forth in Section 3.3.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.
“Preference Property” has the meaning set forth in Section 6.6(b).
“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Properties” has the meaning set forth in Section 1.2(c).
“Property Costs” has the meaning set forth in Section 1.4(b).
“Property Taxes” has the meaning set forth in Section 6.7.
“Purchase Price” has the meaning set forth in Section 2.1.
“Purchaser” means Encore Energy Partners Operating LLC.
"Purchaser Indemnitees" means Purchaser, Purchaser’s Affiliates, and each of their respective officers, directors, employees, agents, representatives, insurers, subcontractors, successors and permitted assigns.
“Records” has the meaning set forth in Section 1.2(g).
“REGARDLESS OF FAULT” has the meaning set forth in Section 10.4(a).
“Retained Asset” has the meaning set forth in Section6.6(c).
“Seller” means Anadarko E & P Onshore, LLC.
"Seller Indemnitees" means Seller, Seller’s Affiliates and each of their respective officers, directors, employees, agents, representatives, insurers, subcontractors, successors and permitted assigns.
“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.
“Tax Returns” has the meaning set forth in Section 4.8.
“Title Benefit” has the meaning set forth in Section 3.2.

“Title Benefit Amount” has the meaning set forth in Section 3.4(e).

“Title Benefit Notice” has the meaning set forth in Section 3.4(b).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” has the meaning set forth in Section 3.2.

“Title Defect Amount” has the meaning set forth in Section 3.4(d)(i).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with, or other action by Governmental Bodies in connection with the sale or conveyance of oil and/or gas leases or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).
“Units” has the meaning set forth in Section 1.2(c).
“Wells” has the meaning set forth in Section 1.2(b).